Exhibit (h)(3)

STATEMENT OF WORK #9

This Statement of Work #9 (“SOW”) is dated effective as of  November 9, 2024 (the “SOW Effective Date”), by and between Adviser Compliance Associates, LLC doing business as ACA Group (“ACA”), a limited liability company with a place of business at 140 E. 45th Street, 29th Floor (2 Grand Central Tower), New York, NY 10017, and WEBs ETF Trust (“Client” or “Fund”), a corporation with a place of business at 200 Crescent Court, Suite 1200, Dallas, TX 75201, and is attached to and made a part of the Master Agreement (the “Agreement”) by and between ACA’s Affiliate, ACA Compliance Group Holdings, LLC, and Client’s Affiliate, Westwood Holdings Group Inc., dated effective as of August 30, 2018.

Any capitalized term used herein that is defined in the Agreement shall have the same meaning in this SOW as in the Agreement. To the extent that this SOW is inconsistent with or conflicts with the Agreement, this SOW shall amend and supersede those inconsistent or conflicting terms of the Agreement. In all other respects, the Agreement shall remain in full force and effect according to its terms.

A.	Services.

IC Named Fund Secretary Services

ACA will provide a qualified individual to serve as Client’s Fund Secretary. The Secretary shall:

•	When applicable, sign Fund documents requiring a secretary signature;
•	Attend (in-person or telephonically) Board and Board Committee meetings; and
•	Assist in the review of any minutes of Board and Board Committee meetings.

B.	Fees.

Name	Price	Term
IC Named Fund Secretary		Annually recurring
Services
Subject to 1-year initial
term

1Applied as of the beginning of the first calendar quarter following each anniversary of the SOW Effective Date.

Changes to the agreed upon scope and/or engagement timeline could cause ACA to be unable to deliver the Services at the fee set forth above. ACA will notify Client in advance of any such changes to the fee.

Invoices will be sent to the following Client accounts payable contact:

•	Client accounts payable contact name: Ben Fulton
•	Email address for invoices: ben@webspartners.com

C.	Termination.

The term of this SOW commences on the SOW Effective Date and will continue as set forth in Section B of this SOW until terminated in accordance with the Agreement, subject to any initial term set forth herein.

IN WITNESS WHEREOF, the parties have executed this SOW to be effective as of the SOW Effective Date shown above.

Adviser Compliance Associates, LLC

By:	/s/ Jaimie Douglas	Date:	November 11, 2024
Jaimie Douglas

WEBs ETF Trust

By:	/s/ Ben Fulton	Date:	November 9, 2024
Ben Fulton